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                                                                  EXHIBIT 99.(a)







                      LOAN COMMITMENT LETTER FROM U.S. BANK
                             AND RATE LOCK AGREEMENT


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[LETTERHEAD OF U.S. BANK]




November 18, 1998


Mr. Gerald Whitcomb
Peninsula Motel Associates
7515 Terminal St., SW
Tumwater, Washington  98501


Dear Jerry:


U.S. Bank is pleased to offer Whitcomb Family, LLC, (successor to Peninsula Motel Associates and related entities) the following commitment. This is a firm commitment and, as such, this will facilitate quickly moving towards a closing.


BORROWER:                    Whitcomb Family, LLC, A Washington Liability
                             Company

GUARANTOR:                   Gerald Whitcomb & Maryanne Whitcomb (husband and
                             wife) (Limited to $25,000,000), Peninsula
                             Development Services and any management or subsidiary companies, jointly and severally.

PURPOSE: Loan to consolidate ownership of Super 8 Motels currently held in various partnerships, buy out underlying leases, pay transaction costs and refinance existing debt.

AMOUNT: 1) Maximum of 75% of appraised value of Super 8 Motel properties securing the loan (estimated $66,500,000 credit facility) consisting of the following:

                             a) $59,276,920 term loan ($30,000,000 to be
                             participated at closing) secured by 23 Super 8 properties.

                             b) Term loan for $2,500,000 secured by 1st D/T on lacey Super 8

                             c) Term loan for $1,575,000 secured by 1st D/T on Bremerton Super 8


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                             d) Term loan for $1,980,000 secured 1st D/T on
                             Yakima Super 8

                             e) Term loan for $1,168,080 secured by Peninsula Office

                             2) $2,000,000 line of credit for future buy out opportunities. (Existing unsecured lines total $1,800,000 and will be replaced by the $2,000,000 line of credit)

INTEREST RATE:               1) Fixed Treasury plus 3.00%, minimum 7.5% rate
                             2) Prime Rate plus .25%.

FEES:                        1) Bank fee of 1.0%.
                             2) 1/4% annually

                             Administrative Agent Fee of $10,000 annually for first five (5) years.

PREPAYMENT PREMIUM:          Yield maintenance agreement on fixed rate option.
                             None on floating option.

COMMITMENT DEADLINE:         Acceptance required by November 20, 1998

AMORTIZATION/REPAYMENT:      1) a) Monthly principal and interest payments per
                             the following schedule:

                             YEAR     ANNUAL PAYMENTS    MONTHLY PAYMENTS
                             --------------------------------------------
                              1-5       $5,760,000           $480,000
                              6-7       $6,600,000           $525,000

                             b) Monthly principal and interest payments of about $20,000.00 (20 year amortization).

                             c) Monthly principal and interest payments of about $13,000.00 (20 year amortization).

                             d) Monthly principal and interest of about $16,000 (20 year amortization).

                             e) Monthly principal and interest payments of about $9,500.00 (20 year amortization).

TERM:                        1) a) Seven (7) maturity term, 20 year
                             amortization,

                                b-e) Five (5) year maturity with a 20 year
                             amortization.

                             2) One year with interest payable monthly.

COLLATERAL:                  1) A First Deed of Trust on fee simple interest in
                             Super 8 Motel properties sufficient to generate a value of real


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                             estate with a maximum loan to Bank accepted and
                             reviewed MAI appraisals of 75% on all notes and a first security priority security interest in all accounts, equipment, fixtures, improvements, assignment of franchise rights and other personal property associated with or relating to such Super 8 motel properties.

                             2) Unsecured, 30 day out of debt requirement.

CONDITIONS PRECEDENT:        -  ALTA Lender's Extended Coverage Title policy
                                insuring first lien position and adequate property and casualty insurance on all properties offered as collateral.

                             -  Formal credit approval by Bank.

                             - Satisfactory review and approval by Bank of each property's compliance with the Americans with Disabilities Act.

                             - Execution and delivery of credit and security documentation satisfactory to Bank.

                             - Acceptable financial statements and other financial information from borrower and guarantors.

                             - Review and acceptance of borrowing entity documentation.

                             - No material adverse change in condition or prospects of borrower or any guarantor.

                             - Satisfactory opinion of counsel for borrower and guarantors.

                             -  Environmental questionnaire and Level 1
                                environmental audit to be completed and reviewed and accepted by Bank.

                             -  FIRREA complaint MAI Appraisal with an
                                acceptable Bank review to be completed on all properties offered as collateral.

                             -  Commitments from loan participants for
                                $30,000,000 to be received prior to funding.


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COVENANTS:                   The usual and including but not limited to:

                             - Reporting requirements to include annual audited statement within 120 days of the fiscal year-end, monthly occupancy and ADR statistics on all properties and other such information as may reasonably be requested by the Bank. Also, financial statements on the guarantors to be provided annually.

                             - No sale of assets, merger, consolidation, change of control, additional liens on properties or future indebtedness secured by the real estate collateral without the Bank's prior written approval.

                             - The ratio of cash flow, (EBITDA less renovation reserve of 5% of net revenues) to current portion of long term debt plus interest expense will not fall below 1.20 to 1.

                             - Renovation Reserve of 5% to be funded and deposited with Bank on a monthly basis.

MISCELLANEOUS:               -  Whitcomb Family, LLC agrees to pay all legal
                                fees, appraisal fees and costs incurred in the preparation of the documentation. A deposit of $100,000 will be required upon acceptance of this commitment. This deposit is earned upon the signing of this commitment. This will also be applied towards the overall fee collected at closing.

                             -  Washington law to apply.

                             - Ability to subdivide land on which SeaTac and Kelso Super 8 motels, and Peninsula Office Park are located, based on Bank acceptable MAI appraised value.

                             - Provisions for deed releases of individual properties providing LT is equal to or less than 75% (based on current appraisals acceptable to Bank),. The remaining debt coverage ratio is 1.4 or greater on the remaining assets and no existing default.


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          ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT, OR
          TO FOREBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.


Jerry, please sign acknowledging your acceptance and enclose the deposit.
Thanks.

Sincerely,                                  Commitment Acceptance:


                                            ____________________________________
Carlos M. Guangorena                        Gerald Whitcomb, Manager
Vice President                              Whitcomb Family, LLC


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[LETTER OF THE PENINSULA GROUP]




December 2, 1998




Mr. Carlos Guangorena
Sr. Vice President
US Bank
Seattle, WA                             VIA Fax:  206-344-3737

Dear Carlos:

This letter will serve to notify you of our decision to do a forward rate lock on the loans committed to our entitles as follows:

For the single large loan, please lock Six Million, seven hundred eighty-seven thousand, five hundred dollars ($6,787,500) at today's rate of 5 year T-bills plus 3%, but not less than 7.5%. Therefore the rate is 7.5% P/A.

The lock should be for a period of 4 months from today.

We have elected to finance the lock by adding 1 basis point (.01) per month for the four month period. This arrangement will create a 7.55% annual rate on that part of the 7 year loan on which we have placed the lock ($57,152,000) and a 7.54% annual rate on that part of the 5 year loan on which we have placed the lock ($6,787,000).

It is understood that the remainder of the funds which will total not more than 75% of the appraised value of the properties being offered as security will be taken either at a rate we may subsequently lock, or at the appropriate T-bill rate plus 3 points.

This letter only serves to notify you of the lock and is in addition to the lock commitment letter being completed by you and our counsel Bruce Bjerke.

Sincerely,



Gerald L. Whitcomb
President & CEO



cc:  Bruce Bjerke


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[LETTER OF US BANK]




December 2, 1998




Mr. Gerald Whitcomb
Whitcomb Family, LLC
7515 Terminal St. SW
Tumwater, Washington  98501

Dear Jerry:

U.S. Bank is pleased to offer Whitcomb Family, LLC (successor to Pensinsula Motel Associates and related entities) the following commitment to fix the rate for the commitment letter dated 11/18/98.

BORROWER:                    Whitcomb Family, LLC, A Washington Limited
                             Liability Company

TERM LOAN AMOUNTS:           1) $59,276,920 secured by 1st D/T on 23 Super 8
                             properties

                             2) $2,500,000 secured by 1st D/T on Lacey Super 8

                             3) $1,575,000 secured by 1st D/T on Bremerton Super
                             8

                             4) $1,980,000 secured by 1st D/T on Yakima Super 8

                             5) $1,168,080 secured by Peninsula Office

INTEREST RATE:               Fixed Treasury plus 3.00%, minimum 7.5% rate.
                             Current rate is 7.51% for 1) and 7.50% for 2-5).

FORWARD RATE LOCK:           Costs of locking in current rates are 1bp or .01%
                             per month added to the loan rates above.

                             or a "Hedging Fee" (cash up front) of:
                             1) $33,000.00 per month ($132,000.00 for four
                             months).
                             2-5) $2,550.00 per month ($7,650.00) for four
                             months)

                             The Borrower may elect to set a fixed rate of interest for the term loans. The Borrower may elect to do so by agreeing with the Bank to a fee, to be paid upon the setting of the rate, established by the Bank (the "Hedging Fee"). As an example, the Hedging Fee for fixing the rate at 7.51% for 1) and 7.50% for 2), had the Hedging Fee been paid on December 2, 1998 would have been $132,000 for


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                             1) and $7,650 for 2) for the amount and
                             amortization indicated above. This is used as an example, and amortization indicated above. This is used as an example, and rates and applicable fees may change due to market conditions.

PREPAYMENT PREMIUM:          If the borrower elects to set a fixed rate in this
                             manner, and then fails for any reason not to borrow the term loans, whether voluntarily, or involuntarily, or cannot comply with conditions precedent, the following shall apply: (i) no amount of the hedging fee shall be returned (and such fee shall be retained by the Bank), and (ii) the Borrower shall be required to pay to the Bank an additional amount calculated by the Bank (see attached) as its loss or damages resulting from the Banks' reservation of funds, or hedging arrangements entered into by the Bank, for the Bank to have been able to make the term loans at the fixed rate. The Bank may calculate such amount as if the Bank had entered into hedging arrangements for the amount of the tenor of the term loans, whether or not the Bank hedged such loans on an individual basis (or merely hedged its entire fixed rate portfolio).

                             Yield maintenance agreement per example attached. This is in effect if either a prepayment occurs, less than the full amount of the loan is funded or terms of the deal change materially.

AMORTIZATION/REPAYMENT:      1) Appropriate monthly principal and interest
                                payments per the following:


                             YEAR      ANNUAL PAYMENTS    MONTHLY PAYMENTS
                             ---------------------------------------------
                              1-5         $5,760,000          $480,000
                              6-7         $6,600,000          $525,000

                             2) Monthly principal and interest payments of
                                $20,000
                             3) Monthly principal and interest payments of
                                $13,000
                             4) Monthly principal and interest of $16,000
                             5) Monthly principal and interest payments of
                                $9,500.

TERM:                        1) Seven (7) maturity term, 20 year amortization,
                                2-5) Five (5) year maturity with a 20 year amortization.


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          ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT, OR
          TO FOREBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

Jerry, please sign the appropriate acceptance and enclose the lock fee if applicable. Thanks.

Sincerely,                   Loan Rate Increase Acceptance:   Lock In Fee Acceptance:



Carlos M. Guangorena         Gerald Whitcomb, Manager         Gerald Whitcomb, Manager
Vice President               Whitcomb Family, LLC             Whitcomb Family, LLC


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